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Pricing Supplement dated January 13, 2003	                  Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                      File No. 333-84692
Prospectus Supplement dated April 4, 2002)

				TOYOTA MOTOR CREDIT CORPORATION

				Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $50,000,000		   Trade Date: January 13, 2003
Issue Price: See "Plan of Distribution"	   Original Issue Date: January 16, 2003
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $49,985,000
    Terms of the Notes -- Interest"	   Principal's Discount
Interest Payment Period: Quarterly	     or Commission: 0.03%
Stated Maturity Date: July 16, 2004
________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note	            (Fixed Rate Commencement
         (Fixed Interest Rate): 		     Date):
  [ ]  Other Floating Rate Note			    (Fixed Interest Rate):
        (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
    [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
    [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
            If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                            [X]  Telerate Page: 3750

  Initial Interest Reset Date: April 16, 2003	    Spread (+/-): -0.04%
  Interest Rate Reset Period: Quarterly		    Spread Multiplier:  N/A
  Interest Reset Dates: January 16, April 16,	    Maximum Interest Rate: N/A
 	  July 16, October 16
  Interest Payment Dates: January 16, April 16	    Minimum Interest Rate:  N/A
    July 16, October 16, commencing		    Index Maturity: 3 month
    April 16, 2003				    Index Currency: U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from January 16, 2003 to July 16, 2004
  [ ]  Other (see attached)

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
  Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
  Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


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			___________________________
				BNP PARIBAS


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			ADDITIONAL TERMS OF THE NOTES

Interest

 The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on January 14, 2003 minus 0.04%.


Plan of Distribution

 Under the terms of and subject to the conditions of an Appointment Agreement dated October 4, 2001 and an Appointment Agreement Confirmation dated January 13, 2003 (collectively, the "Agreement"), between TMCC and BNP Paribas Securities Corp. ("BNPP"), BNPP, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. BNPP may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BNPP.

 Under the terms and conditions of the Agreement, BNPP is committed to take and pay for all of the Notes offered hereby if any are taken.